Exhibit 99

NEWS RELEASE

SILICON LABORATORIES APPOINTS INTERIM CFO

—Company will Begin Executive Search to Replace CFO on Medical Leave—

AUSTIN, Texas – May 12, 2006 — Silicon Laboratories Inc. (Nasdaq: SLAB) today announced that Russ Brennan, chief financial officer, will take a leave of absence due to persistent health issues related to the treatment of carcinoid cancer diagnosed in 2003. An executive search will begin immediately, and in the interim, Paul Walsh, Silicon Laboratories’ corporate controller, has been appointed CFO.

Mr. Walsh joined Silicon Laboratories in 2004 as the director of finance for worldwide operations. He was appointed corporate controller in 2005. Mr. Walsh has more than a decade of experience in the semiconductor industry. In addition to his experience at Silicon Laboratories, he has held significant roles related to business operations, financial planning and analysis, and international finance and accounting at Analog Devices, Teradyne, and PerkinElmer. Mr.Walsh has an M.B.A from Boston University and a B.S. in mechanical engineering from the University of Maine.

The Company anticipates a permanent CFO will be on board by the end of the year. Mr. Brennan is expected to return and play an active role in the company’s strategic financial planning when his health allows.

 “We wish Russ well and look forward to his return to our team. Russ has made a tremendous contribution to the company by building a solid financial foundation while recruiting and mentoring a strong finance team,” said Necip Sayiner, president and chief executive officer of Silicon Laboratories. “I feel very confident in Paul’s ability to support the company as interim

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CFO and do not expect any disruption to current operations during the transition.”

Silicon Laboratories Inc.

Silicon Laboratories Inc. is a leading designer of high-performance, analog-intensive, mixed-signal integrated circuits (ICs) for a broad range of applications. Silicon Laboratories’ diverse portfolio of highly integrated, patented solutions is developed by a world-class engineering team with decades of cumulative expertise in cutting-edge mixed-signal design. The company has design, engineering, marketing, sales and applications offices throughout North America, Europe and Asia. For more information about Silicon Laboratories please visit www.silabs.com.

Cautionary Language

This press release contains forward-looking statements based on Silicon Laboratories’ current expectations. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, including risks associated with the company’s dependence on key personnel and other factors that are described in Silicon Laboratories’ filings with the SEC. Silicon Laboratories disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Silicon Laboratories Inc., Shannon Pleasant, 512/464-9254 shannon.pleasant@silabs.com

Note to editors: Silicon Laboratories and the Silicon Laboratories logo are trademarks of Silicon Laboratories Inc. All other product names noted herein may be trademarks of their respective holders.

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